Exhibit 99.2

Received 2008 July 17 PM 2:17

King County

Superior Court Clerk

Seattle, WA

IN THE SUPERIOR COURT OF THE STATE OF WASHINGTON

IN AND FOR THE COUNTY OF KING

MAHBOD MOFIDI, on behalf of himself

an all others similarly situated,

Plaintiff,

v.

ALAN J. LEVY, JOHN S. BOWERS JR.,

SUSAN K. BARNES, MICHAEL D,

ELLWEIN, ALBERT J. GRAF, ROBERT

E. MCNAMARA, DALE E. SPENCER,

and CAROL D WINSLOW,

Defendant.

No. 08-2-23777-0 SEA SUMMONS

TO THE DEFENDANTS: A lawsuit has been started against you in the above entitled court by Mahbod Mofidi, on behalf of himself and all others similarly situated, plaintiff. Plaintiff’s claim is stated in the written complaint, a copy of which is served upon you with this summons. In order to defend against this lawsuit, you must respond to the complaint by stating your defense in writing, and by serving a copy upon the person signing this summons within 20 days after the service of this summons, excluding the day of service, or a default judgment may be entered against you without notice. A default judgment is one where plaintiff is entitled to what he asks for because you have not responded. If you serve a notice of appearance on the undersigned person, you are entitled to notice before a default judgment may be entered.

You may demand that the plaintiff file this lawsuit with the court. If you do so, the demand must be in writing and must be served upon the person signing this summons. Within 14 days after you serve the demand, the plaintiff must file this lawsuit with the court, or the service on you of the summons and complaint will be void.

If you wish to seek the advice of an attorney in this matter, you should do so promptly so that your written response, if any, may be served on time.

This summons is issued pursuant to rule 4 of the Superior Court Civil Rules of the State of Washington.

Dated this              day of                 , 2008.

BADGLEY-MULLINS LAW GROUP

Duncan C. Turner WSBA No. 20597 701 Fifth Avenue, Suite 4750 Seattle, Washington 98104 Telephone: (206) 621-6566 Facsimile: (206) 340-5907

Pro Hac Vice Pending: MURRAY, FRANK & SAILER LLP Brian P. Murray Gregory B. Linkh 275 Madison Avenue, Suite 801 New York, NY 10016 Telephone: (212) 682-1818 Facsimile: (212) 682-1898

Attorneys for Plaintiff

Of Counsel:

Randall Steinmeyer

IN THE SUPERIOR COURT OF THE STATE OF WASHINGTON

IN AND FOR THE COUNTY OF KING

MAHBOD MOFIDI, on behalf of himself

an all others similarly situated,

Plaintiff,

v.

ALAN J. LEVY, JOHN S. BOWERS JR.,

SUSAN K. BARNES, MICHAEL D,

ELLWEIN, ALBERT J. GRAF, ROBERT

E. MCNAMARA, DALE E. SPENCER,

and CAROL D WINSLOW,

Defendant.

No. 08-2-23777-0 SEA CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY

Plaintiff Mahbod Mofidi (“Plaintiff’), by and through his undersigned attorneys, submits this Class Action Complaint (the “Complaint”) against the defendants named herein.

INTRODUCTION

1. Defendants Alan J. Levy, John S. Bowers Jr., Susan K. Barnes, Michael D. Ellwein, Albert J. Graf, Robert E. McNamara, Dale A. Spencer, and Carol D. Winslow (collectively “Defendants”), all directors and/or officers of Northstar Neuroscience, Inc. (“Northstar” or the “Company”), have breached their fiduciary duties to Northstar and its shareholders by failing to properly consider two proposed acquisitions. Despite the Company’s failing prospects, it has received two attractive offers, neither of which was properly considered by the Board. Rather than sell the Company to an offeror or auction the Company to the highest bidder. Defendant Levy and the Board which is beholden to him refuse to negotiate with potential buyers and maximize shareholder value.

2. The Defendants’ breaches of fiduciary duty during the Relevant Period have caused, and continue to cause, damages to the Company. Plaintiff is suing on behalf of a putative class of all current holders of Northstar securities.

JURISDICTION AND VENUE

3. This Court has jurisdiction over each defendant named herein because each defendant is either a corporation that is incorporated in, conducts business in, and maintains operations in this County, or is an individual who has sufficient minimum contacts with the State of Washington so as to render the exercise of jurisdiction by the Washington courts permissible under traditional notions of fair play and substantial justice.

4. Venue is proper in this Court because one or more of the Defendants either resides in or maintains executive offices in this County, a substantial portion of the transactions and wrongs complained of herein, including the Defendants’ primary participation in the wrongful acts detailed herein and aiding and abetting and conspiracy in violation of fiduciary duties owed to Station occurred in this County, and Defendants have received substantial compensation in this County by doing business here and engaging in numerous activities that had an effect in this County.

5. This action is not removable under the Securities Litigation Uniform Standard Act (“SLUSA”), 15 U.S.C. § 78bb(f), because this action is based upon the statutory or common law of the State of Washington in which the Company is incorporated and seeks injunctive relief and equitable relief only. This action does not seek monetary damages. Additionally, this action involves: (1) a communication and action (shareholder rights plan) with respect to the potential sale of the Company’s common stock; (2) that was made by and on behalf of the Company to its shareholders; and (3) concerns decisions of the Company’s shareholders acting in response to a possible acquisition offer.

PARTIES

6. Plaintiff is, and was at times relevant hereto, an owner and holder of Northstar common stock.

7. Northstar is a corporation organized and existing under the laws of the State of Washington, with its headquarters located at 2401 Fourth Avenue, Suite 300, Seattle Washington 98121. According to the Company’s public filings, Northstar is a “development stage medical device company . . . focused on developing and commercializing innovative neuromodulation therapies to restore function and quality of life for people suffering from neurological diseases and disorders.” Northstar trades on the NASDAQ exchange as “NSTR.”

8. Defendant Alan J. Levy is the Chairman of the Board and co-founded Northstar in 1999. From inception to June 2007, Dr. Levy was Northstar’s President and Chief Executive Officer and a director. He became Chairman in June 2007. Defendant Levy previous served as President and Chief Operating Officer of Heart Technology Inc., which Levy ultimately sold to Boston Scientific. Boston Scientific, in turn, invested in Northstar before its IPO, and later sold more than $32 million worth of NorthStar’s shares.

9. Defendant John S. Bowers, Jr. has served as a director and its President and Chief Executive Officer since June 2007. Mr. Bowers joined Northstar in 2004 as Executive Vice President of Marketing and Business Development before becoming its Chief Operating Officer.

10. Defendant Susan K. Barnes served as a director of Northstar since February 2006. From May 1997 to November 2005, Ms. Barnes served as Chief Financial Officer at Intuitive Surgical, Inc., where defendant Levy still serves as a director.

11. Defendant Michael D. Ellwein served as a director of Northstar since 2007. Mr. Ellwein is currently an attorney with the law firm of Fredrikson & Byron and a venture partner with Three Arch Partners.

12. Defendant Albert J. Graf served as a director of Northstar since May 2006. Since October 2005, Mr. Graf has been a venture partner with New Enterprise Associates focusing on the medical device industry. From June 2000 to December 2004, Mr. Graf served as Group Chairman at Guidant Corporation, a medical device company. Mr. Graf serves as a director of American Medical Systems Holdings, Inc. and serves on the boards of five companies - in addition to Northstar.

13. Defendant Robert E. McNamara served as a director of Northstar since May 2006. Defendant Dale A. Spencer served as a director of Northstar since August 1999. Since 1999, Mr. Spencer has been a private investor, primarily in the medical device industry. From 1995 to 1999, Mr. Spencer was a director of Boston Scientific Corporation, a medical device company, which invested in Northstar. Mr. Spencer serves as a director of 6 companies, including Northstar.

14. Defendant Carol D. Winslow served as a director of Northstar since March 2002. Winslow was a principal of Channel Medical Partners, a company made a substantial investment Northstar before Northstar’s IPO. Channel Medical Partners’ investment quadrupled in value through the IPO.

DEFENDANTS’ FIDUCIARY DUTIES

15. In accordance with their duties of loyalty, care and good faith, Defendants, as directors and/or officers of Northstar, are obliged to:

(a) objectively evaluate any reasonable proposed acquisition, to determine if it is in the best interests of Northstar and its shareholders; and

(b) remove themselves from the decision making process if they have conflicts of interest that could impair their ability to make an objective decision.

CLASS ACTION ALLEGATIONS

16. Plaintiff brings this action individually and as a class action on behalf of all holders of Northstar stock who are being and will be harmed by defendants’ actions described below (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

17. This action is properly maintainable as a class action.

18. The Class is so numerous that joinder of all members is impracticable. According to Northstar Securities and Exchange Commission (“SEC”) filings, there are almost 26 million shares of Northstar common stock outstanding.

19. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

a. whether the Defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to plaintiff and the other members of the Class;

b. whether the Defendants have breached any of their other fiduciary duties to plaintiff and the other members of the Class, including the duties of good faith, diligence, honesty and fair dealing;

c. whether the Defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage the sale of the Company or its assets; and

d. whether plaintiff and the other members of the Class would suffer irreparable injury unless the Defendants’ conduct is enjoined.

20. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff does not have any interests adverse to the Class.

21. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.

22. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

23. Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

24. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

25. Northstar’s core business concerned development technologies which are designed to restore function and quality of life for people suffering from neurological diseases and disorders by delivering targeted electrical stimulation to the cortex, the outermost layer of the brain, in a process called cortical stimulation.

26. In April 2004, before Northstar went public, Northstar sold Boston Scientific Corporation 4,821,803 shares, worth $23 million, of Series E redeemable convertible preferred stock (which was later converted to common stock).

27. In July 2004, Northstar received approval from the FDA to conduct the EVEREST clinical trial with stroke survivors, which “was designed to determine whether cortical stimulation in conjunction with rehabilitation therapy would lead to greater gains in hand and arm function and activities of daily living than rehabilitation therapy alone.”

28. In June 2005, Northstar received full investigational device exemption approval for the EVEREST trial at clinical sites throughout the United States.

29. On May 10, 2006, Northstar consummated its initial public offering (IPO). The registration statement for this IPO was defective because it contained false and misleading statements regarding the true statistics in the EVEREST trial.

30. On or around July 24, 2007, Boston Scientific sold 3,214,535 shares of common stock for more than $32 million.

31. On January 22, 2008, Northstar announced that the EVEREST trial produced disappointing results and “did not meet its primary efficacy endpoint.” The study showed that there was no statistically significant difference in the hand and arm function of patients who received electrical stimulation treatment in addition to rehabilitation therapy and patients who received only rehabilitation therapy.

32. This news decimated Northstar’s stock price. On January 22, Northstar closed at $1.37, only 16.4% of the previous trading day’s value of $8.36. Subsequently, the stock has never closed at higher than $1.96.

33. On May 22, 2008, Northstar announced that it had adopted a shareholders rights plan, intended to guard against hostile takeover tactics (the “May 21 Plan”), whereby it issued a dividend of security providing voting rights for each share of common stock, which would become exerciseable in the event that an entity acquired more than 15% of Northstar’s stock without the permission of Northstar’s board.

34. On July 2, 2008, Tang Capital Management (“Tang”) offered to acquire Northstar for $2.25 per share, a 50% premium from Northstar’s closing price the day before (the “Tang Proposal”). In an attempt to avoid triggering the provisions of the May 21 Plan, Tang framed its proposal as “a negotiated transaction between Tang and Northstar” and “not a proposal to acquire the stock of Northstar directly from the shareholders in a tender offer.”

35. However, Northstar refused to consider this offer or negotiate in good faith with Tang.

36. On July 8, 2008, as indicated in a press release issued that same day, Northstar responded to the offer as follows:

Thank you for your letter of July 2, 2008. We appreciate your continued interest in Northstar Neuroscience and your goal of enhancing shareholder value. It is a goal that the Company’s Board of Directors and management team share. The Board of Directors has deliberately and thoughtfully considered your letter and has discussed the proposal with our advisors, including our financial advisor, Leerink Swann. After careful consideration, the Board has concluded that your proposal is not in the best interests of all shareholders. Northstar has been, and will continue to be, responsive to all of its shareholders, including you. The Company will continue to work with Leerink Swann to consider strategic alternatives.

37. Similarly, sometime before Tang’s offer, Northstar has also recently received another offer from another party to acquire the company for cash (the “Third Party Offer”). Northstar not only refused to negotiate in good faith regarding the Third Party Offer, but it also concealed the Third Party Offer from its stockholders and the public.

38. On July 14, 2008, RA Capital Biotech Fund L.P (“RA Capital”) filed a Schedule 14-A Proxy Statement with the SEC. The 14-A included a letter to Northstar’s Board of Directors, which stated as follows:

We are one of the largest stockholders of Northstar Neuroscience, Inc. (the “Company”), holding approximately 2,509,600 shares of the Company’s outstanding common stock. We are writing in response to the Company’s July 8, 2008 press release publicly announcing that the Board of Directors of the Company (the “Board”) rejected the offer previously made by Tang Capital

Partners, LP (“Tang Capital”) to purchase all of the issued and outstanding capital stock of the Company at a price of $2.25 per share. The Company’s press release stated that the Board rejected the offer by Tang Capital because it was not in the best interests of all of the Company’s stockholders and that the Company would continue to work with Leerink Swann, the Company’s financial advisor, to evaluate strategic alternatives.

We were surprised at the manner in which the Board summarily rejected the offer by Tang Capital. At a minimum we would have expected that the Board would have entertained negotiations with Tang Capital concerning its offer in an effort to reach agreement on a transaction that would have been mutually satisfactory and in the best interests of all stockholders of the Company.

Since the Company announced in January 2008 negative results in connection with its clinical program for the treatment of stroke survivors, the Company’s stock has been trading at a substantial discount from its cash balance per share. Moreover, the Company is burning cash at an alarming rate. Based on publicly available information and our own internal analysis, we estimate that the cash burn rate over the next twelve months will be approximately at least $0.80 per share. Effectively, the estimated net cash per share of the Company’s stock in twelve months would be less than the closing price per share of $1.88 on July 11, 2008. Given that the Company has in the last 6 months traded at substantial discounts from its net cash balance per share, there is no reason to believe, in the absence of some alternative, that the stock is not going to trade down from its current level by significantly more than $0.80 per share. We feel strongly that following this course of action is indefensible and the Board would be acting in an irresponsible manner if it allowed this to happen.

For these reasons, we urge the Company and the Board to reconsider its position and re-engage in discussions with Tang Capital with the objective of structuring a transaction that would be in the best interests of all of the stockholders of the Company. Alternatively, the Company and the Board should be exploring whether there could be other third parties willing to pay more than $2.25 per share.

Since the process of finding a buyer may take some time, we propose that the Board take immediate steps to cut down the cash burn rate of the Company. The Company should immediately cease substantially all of its operations and layoff most of its employees, except for those few employees necessary to find a buyer for the Company and its remaining assets and to complete a transaction with such buyer. We would expect that the layoff would be accomplished in a responsible manner with appropriate severance paid to the Company’s employees. The Company should also immediately commence efforts to sublease its current facilities in Seattle, Washington. We propose that the Company spend no more than $8,000,000 while the Company pursues a buyout or some other alternative. This will preserve most of the cash balance of the Company and should eliminate or significantly narrow the current discount to net cash at which the Company’s stock is trading.

By reducing the cash burn rate in the manner contemplated above, we estimate that net cash of at least approximately $2.40 per share could be preserved. This amount would ultimately be made available to the Company’s stockholders as part of the purchase price per share paid by a buyer in a buyout of the Company. If the Company is for whatever reason unable to find a buyer, then the Company would still have the option of liquidating and making a liquidating distribution to its stockholders of an amount equal to the net cash per share so preserved. A payment of approximately $2.40 per share to stockholders (whether in a buyout or upon liquidation) represents a 28% premium to the Company’s closing price per share of $1.88 on July 11, 2008 and a 60% premium to the Company’s closing price on July 1, 2008 just prior to Tang Capital’s offer to purchase the Company. This would clearly be in the best interests of the stockholders of the Company in light of the prices at which the Company’s stock has been trading since January 2008.

Another alternative that the Board should consider to maximize stockholder value would be to pay a cash distribution to the Company’s stockholders of approximately $2.40 per share immediately and retain approximately $8,000,000 to cover all of its ongoing expenses, including the costs of the layoff, paying off all accrued payables and expenses, covering the costs of its ongoing clinical trial and paying the salary and benefits of a few employees to oversee the Company’s efforts to find a buyer or partner for the Company’s technology. If the Company is able to find a buyer or partner for its technology and other assets, then the Company would do a liquidating distribution of any consideration received by the Company from such buyer or partner.

Regardless of which alternative the Board ultimately selects, we could not be more emphatic about the fact that now is not the time for half-measures. We do not view a minor reduction of expenses as an adequate response by the Board to the Company’s current situation. Action must be swift, before the current cash is further eroded. Were the Board to reject our proposal on the basis that the cash would best be invested in the continued development of the Company’s technology, we would view such claims as utterly at odds with management’s inability over the last 6 months to support a positive enterprise value. For nearly 6 months, the market has valued the Company’s stock at one of the largest discounts to net cash we have ever seen. This has not been the case of a brief failure of investors to recognize the hidden value of the technology and development program; such misunderstandings last maybe a few days, weeks, or even a couple of months. But for a stock to trade hundreds of thousands of shares each day for nearly 6 months at such a discount sends a very clear message. The message that the market has delivered is that the enterprise has a negative value that is subtracted from the value of the cash. The only solutions we see are to take all steps required to preserve as much of the Company’s cash as possible and (1) to engage in a buyout transaction that results in payment to the stockholders of at least the net cash value per share, (2) to liquidate the company if it is unable to find a buyer and return to the Company’s stockholders most of the current cash balance, as well as any additional cash that the Company can raise by monetizing any remaining assets through sale or partnership so that their residual value may also be returned to shareholders, or (3) to pay a $2.40 per share cash distribution immediately and work to find a buyer or partner for the Company’s technology and other remaining assets so that additional consideration can be made available to the Company’s stockholders from such sale or partnering transaction.

The Board has a fiduciary duty to act in the best interest of the Company and its shareholders. Under the circumstances, time is of the essence. In order to act in the best interest of the Company and the shareholders, it is not sufficient to continue on the current path. The Board should immediately consider the types of actions that we have outlined. If the Board takes such decisive action, it will have our support and we fully expect that of other holders. If the Board fails to act and continues to squander the Company’s resources, it should expect to be held fully accountable. [Emphasis added.]

BREACHES OF DUTIES OF LOYALTY AND/OR CARE

39. Northstar’s directors are not truly independent, but were rather handpicked by Defendant Levy based on Levy’s relationships with each of them, and their interrelationships with each other. Accordingly, the Board cannot and will not go against the wishes of Levy.

40. While Levy is no longer President and Chief Executive Officer, he has a consulting agreement with Northstar, for which he is compensated up to $1,500 per day. If Northstar is acquired, there is a strong possibility that this consulting agreement will be terminated. Therefore, Levy is personally interested in keeping Northstar from being acquired by another entity.

41. If Northstar is acquired by Tang, the Third Party Offeror, or another acquirer, Defendant Bowers is at risk of being terminated “for cause.” If Bowers was terminated for cause, he would lose (a) his full base salary through the date of termination and all other unpaid amounts as of such date, including any bonus then earned and payable; (b) his base salary for a period of 12 months from the date of termination, payable in accordance with our regular payroll cycle; (c) 12 months of accelerated vesting of all stock options or full vesting of all stock options in the event termination occurs within 12 months following a change in control; and (d) reimbursement at a predetermined rate for continued health insurance coverage for 12 months following termination (e) a payment equal to 20% of the cash severance payment if certain deferred compensation tax penalties are imposed by the Internal Revenue Service. Therefore, Bowers is personally interested in keeping Northstar from being acquired by another entity.

42. From May 1997 to November 2005, Defendant Barnes served as Chief Financial Officer at Intuitive Surgical, Inc., where defendant Levy still serves as a director. The personal nature of this interrelationship compromises Ms. Barnes’s ability to objectively evaluate any potential acquisition.

43. Defendant Spencer served as a director of Boston Scientific from 1995 to 1999. Because of his relationship with Boston Scientific, a company that invested in Northstar before its IPO and made millions from the sale Northstar stock less than one year ago, the personal nature of this interrelationship compromises Ms. Barnes’s ability to objectively evaluate any potential acquisition.

44. Defendants Levy, McNamara, Spencer, Barnes, Graf and Winslow all signed the IPO Registration Statement, which contained false and misleading statements about the efficacy of the EVEREST Trial. Accordingly, these Defendants are concerned that any acquisition would open them up to liability about such false and misleading statements. The existence and potential disclosure of false and misleading statements with the registration statement create a conflict that compromises these Defendants’ ability to objectively evaluate any potential acquisition.

45. Defendants Winslow is a principal in Channel Medical Partners, a company made a substantial investment Northstar before Northstar’s IPO. Channel Medical Partners’ investment quadrupled in value through the IPO. This investment creates a conflict that compromises Ms. Winslow’s ability to objectively evaluate any potential acquisition, especially given that the IPO occurred in part through Defendant Winslow’s signing of the registration statement (that contained false and misleading statements about the efficacy of the EVEREST trial).

46. Defendants Graf and Spencer each serve on five other boards in addition to Northstar’s board. Accordingly, both Graf and Spencer have duties and time commitments to other companies that can interfere with their ability to properly evaluate potential acquisitions of Northstar.

CAUSE OF ACTION

Claims for Breach of Fiduciary Duties

47. Plaintiff repeats and realleges each allegation set forth herein.

48. The Defendants have violated fiduciary duties of care, loyalty, candor and independence owed under applicable law to the public shareholders of Northstar and have acted to put their personal interests ahead of the interests of Plaintiff and the Class.

49. By the acts, transactions and courses of conduct alleged herein, Defendants, individually and acting as a part of a common plan, are attempting to advance their interests at the expense of Plaintiff and the Class.

50. The Defendants have violated and continue to violate their fiduciary duties by failing to properly consider proposed transactions, including the Tang Proposal and the Third Party Offer, without regard to Plaintiff and the Class.

51. As demonstrated by the allegations above, the Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to Plaintiff and the Class because, among other reasons:

a. they failed to properly consider the Tang Proposal and the Third Party Offer; and

b. they ignored or did not protect against the numerous conflicts of interest resulting from their own interrelationships or connection with such a potential acquisition.

52. Because the Defendants dominate and control the business and corporate affairs of Northstar, and are in possession of private corporate information concerning Northstar’s assets, business and future prospects and the costs of their own liability, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Northstar which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits, which will absolve them of their liabilities, to the detriment of Plaintiff and the Class.

53. By reason of the foregoing acts, practices and course of conduct, the Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the Class.

54. As a result of the actions of the Defendants, Plaintiff and the Class will suffer irreparable injury as a result of the Defendants’ breach of fiduciary duties.

55. Unless enjoined by this Court, the Defendants will continue to breach their fiduciary duties owed to Northstar and its shareholders, and may continue to fail to properly consider transaction which would be in the best interests of Plaintiff and the Class.

56. Unless the Defendants are directed to exercise their fiduciary duties to obtain a transaction which is in the best interests of Plaintiff and the Class, the Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, to the irreparable harm of Plaintiff and the Class.

57. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which the Defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands preliminary and permanent injunctive relief in favor of himself and the Class and against the Defendants as follows:

(a) Enjoining, preliminarily and permanently, Northstar’s so-called “shareholder rights plan” adopted and approved by the Defendants, without shareholder approval for the sole purpose of entrenching management;

(b) Directing Defendants to publicly disclose that the shareholder rights plan is rescinded;

(c) Directing Defendants to timely disclose all material events including offers to acquire Northstar (to date at least one has been, and remains, concealed);

(d) Directing Defendants to negotiate in good faith with those parties who have made offers to acquire Northstar as well as any future offerors;

(e) The imposition of a constructive trust, in favor of Plaintiff, stripping the Defendants of all benefits improperly received by defendants as a result of their wrongful conduct, including but not limited to any and al benefits they received by assisting early investors with direct ties to the Defendants (such as Boston Scientific) which, in its sale of 100% of its shares prior to the disclosure of the Company’s disastrous revelations, reaping over $32 million dollars via the sale of these inflated shares:

(f) The imposition of a constructive trust, in favor of Plaintiff, of the benefits improperly received by defendants as a result of their wrongful conduct related to the defective registration statement;

(g) Certifying this action as a class action;

(h) Directing the Defendants to exercise their fiduciary duties to obtain an acquisition transaction which is in the best interests of Northstar’s shareholders;

(i) Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

(j) Granting such other and further equitable relief as this Court may deem just and proper.

DATED this          of July, 2008.

BADGLEY-MULLINS LAW GROUP

Duncan C. Turner , WSBA No. 20597 701 Fifth Avenue, Suite 4750 Seattle, Washington 98104 Telephone: (206) 621-6566 Facsimile: (206) 340-5907

Pro Hack Vice Pending: MURREY, FRANK & SAILER LLP Brian P. Murray Gregory B. Linkh 275 Madison Avenue, Suite 801 New York, NY 10016 Telephone: (212) 682-1818 Facsimile: (212) 682-1898

Attorneys for Plaintiff

Of Counsel:

Randall Steinmeyer